Exhibit 10.1

EXECUTION VERSION

Amended and Restated Employment Agreement

This Amended and Restated Employment Agreement (the “Agreement”), entered into on October 25, 2018 (the “Effective Date”), is by and among Randall Garutti (the “Executive”), Shake Shack Inc., a company organized under the laws of the State of Delaware (“Shake Shack”) and SSE Holdings, LLC, a limited liability company organized under the laws of the State of Delaware (the “Partnership” and, together with Shake Shack and any of the Affiliates of Shake Shack and the Partnership as may employ the Executive from time to time, and any successor(s) thereto, the “Company”).

RECITALS

A.           The Executive and the Company are parties to that certain employment agreement, entered into on November 26, 2014 and effective as of the date of the consummation of the Shake Shack initial public offering of shares of its common stock (the “Original Employment Agreement”).

B.           The Company desires to continue to assure itself of the services of the Executive by engaging the Executive to perform services under the terms hereof.

C.           The Executive desires to continue to provide services to the Company on the terms herein provided.

D.           The Executive and the Company desire to enter into this Agreement to amend and restate the Original Employment Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree, effective as of the Effective Date, as follows:

1.	Certain Definitions

(a)          “Affiliate” shall mean any Person that either is majority-owned by Shake Shack or any of its affiliates or subsidiaries or that operates the “Shake Shack”-branded business.

(b)          “Agreement” shall have the meaning set forth in the preamble hereto.

(c)          “Annual Base Salary” shall have the meaning set forth in Section 3(a).

(d)          “Annual Bonus” shall have the meaning set forth in Section 3(b).

(e)          “Annual Equity Award” shall have the meaning set forth in Section 3(c).

(f)          “Annual Gross-up Amount” shall have the meaning set forth in Section 3(h).

(g)          “Board” shall mean the Board of Directors of Shake Shack.

(h)          “Business” shall mean the business of developing, managing, and/or operating of (i) “better burger” restaurants, (ii) “quick service” or “fast food” restaurants with an emphasis on hamburgers, and (iii) restaurants that derive fifty percent (50%) or more of their revenues from the sale of hamburgers, hot dogs, chicken, French fries and/or frozen desserts. Each of Five Guys and In-N-Out shall be included in the definition of Business.

(i)          The Company shall have “Cause” to terminate the Executive’s employment hereunder upon: (i) the willful misconduct, gross negligence or an act of dishonesty of the Executive with regard to the Company or any of its Affiliates, which in either case, results in or could reasonably be expected to result in material harm to the Company or such Affiliate; (ii) the willful and continued failure of the Executive to attempt to perform his duties with the Company or any of its Affiliates (other than any such failure resulting from Disability), which failure is not remedied within 30 days after receiving written notice thereof; (iii) the conviction of the Executive of (or the plea by the Executive of guilty or nolo contendere to) any felony involving moral turpitude (other than traffic related offenses or as a result of vicarious liability); or (iv) a material breach by the Executive of any material provision of this Agreement, which breach is not remedied within 10 days after receiving written notice thereof. The Company shall have 60 days from the date the Company becomes aware of the event(s) purportedly giving rise to the right to terminate the Executive for Cause to give such notice or the Company waives the right to terminate Executive for Cause on such basis.

(j)          “Code” shall mean the Internal Revenue Code of 1986, as amended.

(k)          “Company” shall have the meaning set forth in the preamble hereto.

(k)          “Confidential Information” shall mean confidential, proprietary, and personal information about the Company, its partners and owners, and its customers and patrons learned by Executive in the course of performing Executive’s duties as an executive of the Company. Such confidential, proprietary, and personal information may include, but is not limited to, information concerning the personal and financial affairs of the Company’s partners and owners as well as the Company’s business, financial condition, operations, assets and liabilities, research and development, marketing and public relations strategies, formulas, programs, systems of operations, recipes, ingredient lists, identification of suppliers and resources for goods and services, information regarding the needs, preferences, electronic mail addresses, names and telephone numbers of Company customers and guests, customer and guest lists, employee information, training manuals and videos, written procedures integral to the Company’s day-to-day operations, trade secrets, sales, products, services, accounts, purchasers of Company products, marketing, packaging, merchandising, distribution, manufacturing, finance, financial data, technology, intellectual property, including patents, design patents, trademarks, trade dress, copyrights, strategies, business structures, operations or ventures or other business affairs or plans, or information relating to existing or contemplated businesses, products and/or services of the Company, and any other information which the Company does not disclose to third parties not in a relationship of confidence with the Company.

(l)          “Date of Termination” shall mean (i) if the Executive’s employment is terminated due to the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated due to the Executive’s Disability, the date determined pursuant to Section 4(a)(ii); or (iii) if the Executive’s employment is terminated pursuant to Section 4(a)(iii)-(vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 4(b), whichever is earlier.

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(m)         “Disability” shall mean the Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of not less than twelve (12) months.

(n)          “Effective Date” shall have the meaning set forth in the recitals hereto.

(o)          “Executive” shall have the meaning set forth in the preamble hereto.

(p)          “Extension Term” shall have the meaning set forth in Section 2(b).

(q)          “Final Annual Gross-Up Amount” shall have the meaning set forth in Section 3(j).

(r)          “Fiscal Year” shall mean the fiscal year utilized by the Company for financial reporting purposes.

(s)          The Executive shall have “Good Reason” to terminate the Executive’s employment hereunder after the occurrence of one or more of the following conditions without the Executive’s consent: (i) any material adverse change by the Company in the Annual Base Salary, position, duties, responsibilities, authority, title or reporting obligations, or the assignment of duties to the Executive by the Company that are materially inconsistent with the Executive’s position; (ii) a relocation of the Executive’s principal business location by more than twenty-five (25) miles from its then current location; or (iii) any other material breach by the Company of this Agreement or any other agreement with the Executive. Notwithstanding the foregoing, no termination for Good Reason will be effective unless: (A) the Executive provides the Company with at least thirty (30) days prior written notice of his intent to resign for Good Reason (which notice must be provided within sixty (60) days following the occurrence of the event(s) purported to constitute Good Reason) (such anticipated date of resignation, the “Resignation Date”); and (B) the Company does not remedy the alleged violation(s) (if curable) by the Resignation Date, in which event the Executive’s resignation shall become effective on the earlier of the date the Company indicates that it will not cure such default or the Resignation Date.

(t)          “Gross-up Payment” shall have the meaning set forth in Section 3(h).

(u)          “Gross-up Schedule” shall have the meaning set forth in Section 3(h).

(v)          “Incentive Award Plan” shall have the meaning set forth in Section 3(d)(ii).

(w)         “Initial Term” shall have the meaning set forth in Section 2(b).

(x)          “Notice of Termination” shall have the meaning set forth in Section 4(b).

(y)          “Offering” shall have the meaning set forth in the recitals hereto.

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(z)          “Person” shall mean any individual, natural person, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), incorporated or unincorporated association, governmental authority, firm, society or other enterprise, organization or other entity of any nature.

(aa)        “Release” shall have the meaning set forth in Section 5(b).

(bb)       “Release Expiration Date” shall have the meaning set forth in Section 20(c).

(cc)        “Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.

(dd)       “Severance Period” shall have the meaning set forth in Section 5(b).

(ee)        “Special Gross-up Payment” shall have the meaning set forth in Section 3(i).

(ff)         “Special Items” shall have the meaning set forth in Section 3(i).

(gg)       “Tax Gross-Up Payments” shall have the meaning set forth in Section 3(j).

(hh)       “Term” shall have the meaning set forth in Section 2(b).

(ii)          “True-Up Payment” shall have the meaning set forth in Section 3(j).

2.	Employment

(a)          In General. The Company shall employ the Executive under this Agreement and the Executive shall remain in the employ of the Company under this Agreement, for the period set forth in Section 2(b), in the position set forth in Section 2(c), and upon the other terms and conditions herein provided.

(b)          Term of Employment. The initial term of employment under this Agreement (the “Initial Term”) shall be for the period beginning on the Effective Date and ending on the third anniversary thereof, unless earlier terminated as provided in Section 4. The Initial Term shall automatically be extended for successive three (3)-year periods (each, an “Extension Term” and, collectively with the Initial Term, the “Term”), unless either party hereto gives notice of non-extension of the Term to the other no later than ninety (90) days prior to the expiration of the then-applicable Term.

(c)          Position and Duties. During the Term, the Executive: (i) shall serve as Chief Executive Officer of Shake Shack and Chief Executive Officer of the Partnership, with responsibilities, duties and authority customary for such positions, subject to direction by the Board; (ii) shall report directly to the Board; (iii) shall devote substantially all the Executive’s working time and efforts to the business and affairs of the Company; and (iv) agrees to observe and comply with the Company’s rules and policies as adopted by the Company from time to time. In addition, as of the Effective Date, the Executive shall be appointed to the Board and, during the Term, the Board shall propose the Executive for re-election to the Board. The parties acknowledge and agree that Executive’s duties, responsibilities and authority may include services for one or more Affiliates of the Company.

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3.	Compensation and Related Matters

(a)          Annual Base Salary. During the Term, the Executive shall receive a base salary at a rate of $540,000 per annum, which, during the period that Executive owns membership interests in the Partnership, shall be paid in gross amount and in accordance with the customary payroll practices of the Company (currently, weekly), and subject to review by the Board in its sole discretion and Section 3(h) below (the “Annual Base Salary”). Executive’s Annual Base Salary shall be reviewed annually by the Board in its sole discretion in connection with Executive’s annual performance review with an opportunity for an increase. The annual review of Executive’s Annual Base Salary will consider both Executive’s and the Company’s performance. Any adjusted salary then shall become Executive’s Annual Base Salary pursuant to this Agreement.

(b)          Annual Bonus. With respect to each Fiscal Year that commences during the Term, the Executive shall be eligible to receive an annual performance-based cash bonus (the “Annual Bonus”) based on a target bonus opportunity of fifty-five percent (55%) of the Annual Base Salary, which shall be payable based upon the attainment of individual and Company performance goals established each Fiscal Year by the Board or the Compensation Committee thereof, with the opportunity to make up to one hundred and ten percent (110%) of the Annual Base Salary, which shall be payable if the Executive and Company exceed such performance goals. For the avoidance of any doubt, subject to the payout scales and achievement of the minimum target thresholds that shall have been timely determined by the Board, Executive will be eligible for a pro rata bonus in Fiscal Years where he and the Company meet partial expectations. Each such Annual Bonus with respect to a Fiscal Year shall be payable at such date as is determined by the Board, provided that such date is not later than March 15 of the subsequent calendar year. Except as provided in Section 5, notwithstanding any other provision of this Section 3(b), no bonus shall be payable with respect to any Fiscal Year unless the Executive remains continuously employed with the Company through the applicable bonus payment date.

(c)          Annual Equity Award. With respect to each Fiscal Year commencing during the Term, the Executive shall be eligible to receive an annual equity compensation award (each such award, an “Annual Equity Award”). The form and terms and conditions of each Annual Equity Award shall be determined by the Board (or the Compensation Committee of the Board) in its discretion and shall be set forth in one or more written award agreements between the Company and the Executive.

(d)          Benefits. During the Term, and to the extent allowed by law, the Executive shall be eligible to participate in employee benefit plans, programs and arrangements of the Company in accordance with their terms, as in effect from time to time, and as are generally provided by the Company to its senior executive officers. To the extent ineligible to participate in any such benefit plans, programs and/or arrangements by virtue of Executive’s status as a partner in the Partnership, the Company shall compensate Executive on an annual basis for the value of these lost benefits, pursuant to Section 3(h) below.

Additionally, to the extent the Executive requires a leave of absence for any covered reason provided for under the Family and Medical Leave Act, the New York Paid Family Leave law, the Americans with Disabilities Act or other federal, state, or local employment leave laws, if, due to the Executive’s status as a partner in the Partnership, the Executive is not entitled the protections of such laws, the Executive will be treated as if subject to the equivalent of the protections of such laws as if they applied to the Executive, except as otherwise may be provided herein, and receive benefits equivalent to any short-term and/or long-term disability benefit plans, that the Company then has in place for its employees.

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(e)          Vacation; Holidays. During the Term, the Executive shall be entitled to twenty-eight (28) days paid vacation each full calendar year in accordance with the Company’s Paid Time Off Policy. Any vacation shall be taken at the reasonable and mutual convenience of the Company and the Executive. Holidays shall be provided in accordance with Company policy, as in effect from time to time.

(f)          Business Expenses. During the Term, the Company shall reimburse the Executive for all reasonable, documented, out-of-pocket travel and other business expenses incurred by the Executive in the performance of the Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures.

(g)         Indemnification.

During the Term and for so long thereafter as liability exists with regard to the Executive’s activities during the Term on behalf of the Company, the Company shall indemnify, defend, and hold harmless the Executive (other than in connection with the Executive’s gross negligence or willful misconduct) in accordance with the Company’s customary indemnification policies and procedures which are applicable to the Company’s officers and directors.

The Company will further indemnify, defend, and hold harmless Executive with regard to (1) any and all tax-related employment classification issues and any related penalties and/or costs, and (2) any penalties associated with any bonuses that may have been paid to the Executive by the Company in Fiscal Year 2018.

(h)          Gross-up. The parties acknowledge that, during the period that the Executive owns membership interests in the Partnership, the Executive will not be treated as an employee for income tax purposes. The Company shall adjust the compensation of the Executive during such period to leave the Executive in the same economic position as if the Executive had been categorized as an employee for income tax purposes. Each such adjustment shall be computed by the Company on an annual basis (the “Annual Gross-Up Amount”) and payable to the Executive in accordance with the customary payroll practices of the Company (currently, weekly) (each, a “Gross-up Payment”). The general components and methodology to be followed by the parties in determining the Annual Gross-Up Amount shall be primarily in accordance with the schedule attached hereto as Exhibit A (the “Gross-Up Schedule), as such Gross-Up Schedule may be amended from time to time at the mutual agreement of the Parties. For the 2018 taxable year, a cumulative payment shall be made to Executive no later than March 15, 2019 for the period commencing on the first day of the taxable year through the date immediately preceding the period covered by the first Gross-up Payment.

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(i)          Special Item Gross-up. The parties acknowledge that, during the period that the Executive owns membership interests in the Partnership, for compensation not otherwise considered in the computation of the Annual Gross-Up Amount in Section 3(h), including, but not limited to, equity-based compensation and non-recurring bonuses (“Special Items”), the Company shall adjust such compensation of the Executive to leave the Executive in the same economic position as if the Executive had been categorized as an employee for income tax purposes. Each such adjustment shall be payable by the Company to the Executive in a lump sum amount at such time the related compensation is paid or otherwise required to be included in income (each a “Special Gross-Up Payment”). The amount of any Special Gross-Up Payment shall be determined by multiplying the compensation by the Special Gross-Up Percentage as determined in accordance with Exhibit A, which may be amended from time to time at the mutual agreement of the Parties. For the 2018 taxable year, a cumulative payment shall be made to Executive no later than March 15, 2019, representing the aggregate Special Gross-up Payment for any Special Items, or items that would be Special Items had the Executive owned membership interests in the Partnership at the time of payment, paid to Executive prior to the Effective Date.

(j)          Annual Tax Equalization Computation and Payment. The parties acknowledge that, during the period that the Executive owns membership interests in the Partnership, within fifteen (15) days following the filing of all federal, state and local income tax returns of the Executive for a taxable year in which the Executive owns membership interests in the Partnership, commencing with the 2018 taxable year, the Executive or the Executive’s designated tax advisor shall re-compute the Annual Gross-Up Amount in Section 3(h) utilizing the final compensation and tax information included in the Executive’s filed tax returns (“Final Annual Gross-Up Amount”). A copy of the computation of the Final Annual Gross-up Amount for such taxable year shall be provided to the Company. If the Company does not agree with the computation of the Final Annual Gross-up Amount, within thirty (30) days after delivery to the Company, the Company shall give written notice to the Executive of any disagreements. If the Executive and the Company reconcile their differences, the Final Annual Gross-Up Amount shall be adjusted accordingly and shall thereupon become binding, final and conclusive upon the parties. If the Executive and the Company are unable to resolve their differences within twenty (20) days after written notice of disagreement is given by the Company to the Executive, a mutually acceptable accounting firm shall make the final determination which shall thereupon become binding, final and conclusive upon the parties and the mutually acceptable accounting firm shall be instructed to make such determination within thirty (30) days. Upon such final determination, each party agrees to pay the other the difference between the Annual Gross-Up Amount and the Final Annual Gross-Up Amount to the extent they were overpaid or underpaid as the case may be (“True-Up Payment”). In no event shall the Company pay any True-Up Payments later than the earlier of (i) ten (10) business days after the Final Annual Gross-Up Amount for a particular taxable year has been finally determined; and (ii) March 15 of the succeeding calendar year. All Gross-Up Payments, Special Gross-Up Payments and True-Up Payments (collectively the “Tax Gross-Up Payments”) shall be paid in a manner that complies with Treasury Regulation Section 1.409A-3(i)(1)(v), notwithstanding anything to the contrary in this Section.

(k)          Accountant/Auditor/Legal Fees. The parties agree that the Company will bear the reasonable cost of all accountant, auditor and legal fees incurred by both the Company and the Executive to review and approve the Gross-Up Payment on an annual basis, which such amounts shall be agreed upon in good faith between the parties.

(l)          Payments Made by Partnership. All compensation and other payments to which Executive is entitled under this Agreement shall be made by Partnership.

4.            Termination. During the Term, the Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

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(a)        Circumstances

(i)          Death. The Executive’s employment hereunder shall terminate upon the Executive’s death.

(ii)         Disability. If the Executive incurs a Disability, the Company may give the Executive written notice of its intention to terminate the Executive’s employment. In that event, the Executive’s employment with the Company shall terminate, effective on the later of the thirtieth (30th) day after receipt of such notice by the Executive or the date specified in such notice; provided that, within the thirty (30) day period following receipt of such notice, the Executive shall not have returned to full-time performance of the Executive’s duties hereunder.

(iii)        Termination for Cause. The Company may terminate the Executive’s employment for Cause.

(iv)        Termination without Cause. The Company may terminate the Executive’s employment without Cause.

(v)         Resignation for Good Reason. The Executive may resign from the Executive’s employment for Good Reason.

(vi)        Resignation without Good Reason. The Executive may resign from the Executive’s employment without Good Reason.

(b)          Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive under this Section 4 (other than a termination pursuant to Section 4(a)(i) above) shall be communicated by a written notice to the other party hereto (a “Notice of Termination”): (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated (except with respect to a termination pursuant to Sections 4(a)(iv) or (vi), for which no detail is necessary), and (iii) specifying a Date of Termination which, if submitted by the Executive without Good Reason or by the Company without Cause, shall be at least thirty (30) days following the date of such notice during which time the Company will continue to pay Executive at his last annual base salary; provided, however, that a Notice of Termination delivered by the Company pursuant to Section 4(a)(ii) shall not be required to specify a Date of Termination, in which case the Date of Termination shall be determined pursuant to Section 4(a)(ii); provided further that, notwithstanding the foregoing, in the event that the Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, accelerate the Date of Termination to any date that occurs following the date of Company’s receipt of such Notice of Termination (even if such date is prior to the date specified in such Notice of Termination). A Notice of Termination submitted by the Company (other than a Notice of Termination under Section 4(a)(ii)) may provide for a Date of Termination on the date the Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion. The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Company or the Executive hereunder or preclude the Company or the Executive from asserting such fact or circumstance in enforcing the Company’s or the Executive’s rights hereunder. Notwithstanding the foregoing, a termination pursuant to Section 4(a)(iii) shall be deemed to occur if, during the Severance Period (as defined in Section 5(b)(i)), the Company determines in good faith that circumstances existing prior to such termination would have entitled the Company to terminate the Executive’s employment pursuant to Section 4(a)(iii) (disregarding any applicable cure period).

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5.            Company Obligations Upon Termination of Employment

(a)          In General. Upon a termination of the Executive’s employment for any reason, the Executive (or the Executive’s estate) shall be entitled to receive: (i) any portion of the Executive’s Annual Base Salary through the Date of Termination not theretofore paid, (ii) any expenses owed to the Executive under Section 3(f), (iii) any accrued but unused vacation pay owed to the Executive pursuant to Section 3(e), subject to the Company’s vacation policy, (iv) any amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 3(d), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements; and (v) any Tax Gross-Up Payments owed pursuant to Section 3. Except as otherwise set forth in Section 5(b) below, the payments and benefits described in this Section 5(a) shall be the only payments and benefits payable in the event of the Executive’s termination of employment for any reason, except as otherwise set forth below.

(b)          Termination without Cause or for Good Reason. In the event of the Executive’s termination of employment by the Company without Cause pursuant to Section 4(a)(iv) or by the Executive for Good Reason pursuant to Section 4(a)(v), in addition to the payments and benefits described in Section 5(a) above, the Company shall, subject to Section 20 and Section 5(c) and subject to the Executive’s execution and non-revocation of a waiver and release of claims agreement in the Company’s customary form (a “Release”), as of the Release Expiration Date, in accordance with Section 20(c):

(i)          Continue to pay to the Executive Annual Base Salary and related Gross-up Payment during the period beginning on the Date of Termination and ending on date that is eighteen (18) months following the Date of Termination (such period, the “Severance Period”) in accordance with the customary payroll practices of the Company (currently, weekly) as of the Date of Termination, even if after the conclusion of the Severance Period;

(ii)         Pay to the Executive an amount equal to the product of (A) the amount of the Annual Bonus that would have been payable to the Executive pursuant to Section 3(b) if the Executive was still employed as of the applicable bonus payment date in respect of the Fiscal Year in which the Date of Termination occurs based on actual individual and Company performance goals in such year and (B) the ratio of (x) the number of full months elapsed during the Fiscal Year during which such termination of employment occurs on or prior to the Date of Termination, to (y) twelve (12). Any amount payable pursuant to this Section 5(b)(ii) shall, subject to Section 20 and Section 5(c), be paid to Executive in accordance with Section 3(b) as if the Executive was still employed on the applicable bonus payment date, but in no event earlier than January 1, or later than December 31, of the calendar year immediately following the calendar year in which the Date of Termination occurs;

(iii)        Accelerate the vesting of the amount of any Annual Equity Awards that would vest within eighteen (18) months following the Date of Termination. All vested but unexercised Annual Equity Awards shall be exercisable consistent with the time periods set forth in the applicable equity award agreement; and

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(iv)        During the Severance Period, if the Executive is then participating in and elects to continue coverage under the Company’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), continue coverage for the Executive and any eligible dependents under the Company group health benefit plans in which the Executive and any dependents were entitled to participate immediately prior to the Date of Termination. In the event Executive elects to continue with COBRA coverage, provided, that Employee timely submits to the Company (to the Senior Vice President of People Resources, Peggy Rubenzer, 225 Varick Street, Suite 301, NY, NY 10014) evidence of Executive’s payments made to the COBRA administrator, the Company will reimburse Executive for the Company’s share of the premiums associated therewith in an amount equal to what the Company pays for the health insurance premiums of other executive level employees at the Company. The COBRA health continuation period under Section 4980B of the Code shall run concurrently with the period of continued coverage set forth in this Section 5(b)(iv); provided, however, that in the event Executive obtains other employment that offers group health benefits, such continuation of COBRA coverage by the Company under this Section 5(b)(iv) shall immediately cease.

During the Severance Period, if the Executive is ineligible for COBRA as of the Date of Termination as a result of the Executive’s status as a partner in the Partnership, the Company will reimburse Executive for the equivalent of the Company’s share of the premiums associated therewith in an amount equal to what the Company pays for the health insurance premiums of other executive level employees at the Company. Such payments will be timely made to Executive on a monthly basis during the Severance Period until the earlier of: (i) the conclusion of the Severance Period; and (ii) such time that Executive becomes eligible for group health benefits via another employer.

(c)          Breach of Restrictive Covenants. Notwithstanding any other provision of this Agreement, no payment or benefit shall be made or provided pursuant to Section 5(b) following the date the Executive first violates any of the restrictive covenants set forth in Section 6.

(d)          Complete Severance. The provisions of this Section 5 shall supersede in their entirety any severance payment or benefit obligations to the Executive pursuant to the provisions in any severance plan, policy, program or other arrangement maintained by the Company.

6.           Restrictive Covenants. In consideration for the potential payments to the Executive hereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive agrees to the following:

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(a)          Confidentiality. The Executive shall not, at any time during the Term or at any time thereafter, directly or indirectly, use for the benefit of himself or any third party or disclose to any Person, firm, company or other entity (other than the Company or any of its Affiliates) any Confidential Information without the prior written consent of the Board, except (i) as required in the performance of his duties to the Company and its Affiliates, (ii) to the extent that the Executive is required by law, subpoena or court order to disclose any Confidential Information (provided that in such case, the Executive shall (1) provide the Board with the earliest notice possible that such disclosure is or may be required, (2) reasonably cooperate with the Company and its Affiliates, at the Company’s expense, in protecting, to the maximum extent legally permitted, the confidential or proprietary nature of such Confidential Information and (3) disclose only that Confidential Information which he is legally required to disclose), (iii) disclosing information that has been or is hereafter made public through no act or omission of the Executive in violation of this Agreement or any other confidentiality obligation or duty owed to the Company or its Affiliates, (iv) disclosing information and documents to his attorney or tax adviser for the purpose of securing legal or tax advice (provided that such Persons agree to keep such information confidential); (v) disclosing only the post-employment restrictions in this Agreement in confidence to any potential new employer; or (vi) as otherwise required or permitted by law. The Executive shall take all actions necessary to protect the integrity of the business plans, customer lists, statistical data and compilations, agreements, contracts, manuals or other materials, in whatever form, of the Company and its Affiliates that contain Confidential Information, and upon the termination of the Executive’s employment, the Executive agrees that all Confidential Information in his possession or under his control, directly or indirectly, that is in writing, computer generated or other tangible form (together with all duplicates thereof) will forthwith be returned to the Company and will not be retained by the Executive or furnished to any Person, either by sample, facsimile, film, audio or video cassette, electronic data, verbal communication or any other means of communication. The Executive agrees that the provisions of this Section 6 are reasonable and necessary to protect the proprietary rights of the Company and its Affiliates in the Confidential Information and trade secrets, goodwill and reputation. In addition, the terms and conditions of this Agreement shall remain strictly confidential, and other than as required by law and/or to protect Executive’s rights under this Agreement, the Executive shall not disclose the terms and conditions hereof to any Person, other than immediate family members, legal advisors, auditors, or personal tax or financial advisors, provided, that each such Person agrees to keep such terms and conditions confidential.

(b)          Non-Competition. The Executive shall not, (i) if the Executive’s employment is terminated on account of Section 4(a)(ii), (iv) or (v), during the Term and for a period of eighteen (18) months after the Date of Termination, and (ii) if the Executive’s employment is terminated on account of Section 4(a)(iii) or (vi), during the Term and for a period of sixty (60) days after the Date of Termination: directly or indirectly, whether for himself or on behalf of any other Person, engage in, own, manage, operate, advise, provide financing to, control or participate in the ownership, management or control of, or be connected as an officer, employee, partner, director, or otherwise with, or have any financial interest (whether as a stockholder, director, officer, partner, consultant, proprietor, agent or otherwise) in, or aid or assist anyone else in the conduct of, any Business that competes, directly or indirectly, with the Company or any of its Affiliates in the Business or is otherwise engaged in activities competitive with the Company or any of its Affiliates in the Business, in any state in the United States of America, Washington D.C., or any other country in the world where the Company or any of its Affiliates is then engaged in Business (the “Restricted Area”). The Executive agrees that the Restricted Area is reasonable taking into consideration the nature and scope of the operations of the Company and its Affiliates in the Business and the Executive’s role in such operations.

It shall not be a violation of this Section 6(b) for the Executive to own less than one percent (1%) of the outstanding shares of a corporation that is engaged in the Business whose shares are listed on a national stock exchange or traded in accordance with the automated quotation system of the National Association of Securities Dealers.

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(c)          Non-Solicitation. The Executive shall not, during the eighteen (18) months after the Date of Termination, either directly or indirectly, and whether for himself or on behalf of any other Person; (i) seek to persuade any employee or consultant of the Company (or of any of its Affiliates, but only to the extent the Executive worked with such Affiliate employee while an executive of the Company) to discontinue or diminish his or her status or employment therewith or seek to persuade any employee, former employee (who was employed by the Company or any of its Affiliates at any time during the twelve (12)-month period prior to the termination of the Executive’s employment with the Company), or exclusive consultant of the Company or any of its Affiliates to become employed or to provide consulting or contract services to a business competitive with the Company or any of its Affiliates in the Business; (ii) solicit, employ or engage, or cause to be solicited, employed, or engaged, any person who is or was employed by the Company or any of its Affiliates at any time during the twelve (12)-month period prior to the termination of the Executive’s employment with the Company; or (iii) solicit, encourage, or induce any contractor, agent, client, customer, supplier, or the like of the Company or any of its Affiliates to terminate or diminish its/his relationship with, the Company or any of its Affiliates, or to refrain from entering into a relationship with the Company or any of its Affiliates, including, without limitation, any prospective contact, contractor, agent, client, customer, or the like of the Company or any of its Affiliates; provided, however, that the foregoing shall not prohibit the Executive from placing any general advertisements for employees so long as such general advertisements are not directed to any employees of the Company or any of its Affiliates (provided, that the Executive may not, during the time periods set forth in this Section 6(c), to the extent in accordance with applicable law, hire or engage any such Person who responds to such general advertisement).

(d)          Non-Disparagement. The Executive agrees not to disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, partners, members, equity holders or Affiliates, either orally or in writing, at any time, and the Company agrees to instruct its directors and officers that its directors and officers as of the Date of Termination are not to disparage the Executive, either orally or in writing, at any time; provided, that the Executive, the Company and the Company’s directors and officers may confer in confidence with their respective legal representatives and make truthful statements as required by law.

(e)          Return of Company Property. On the date of the Executive’s termination of employment with the Company for any reason, the Executive shall return all property belonging to the Company or its Affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company). The Executive may retain his rolodex and similar books, provided that such items only include contact information.

(f)          Remedies. In addition to whatever other rights and remedies the Company and its Affiliates may have at equity or in law (including, without limitation, the right to seek monetary damages), if the Executive breaches any of the provisions contained in this Section 6, (i) the Company shall have the right immediately to terminate the Executive’s right to any amounts payable under this Agreement and (ii) the Company and its Affiliates shall have the right to injunctive relief, without the requirement to prove actual damages or to post any bond or other security, and to obtain the costs and reasonable attorneys’ fees they incur in enforcing their rights under this Agreement. The Executive acknowledges that (A) his breach of this Section 6 would cause irreparable injury to the Company and/or its Affiliates, (B) money damages alone would not provide an adequate remedy for the Company or its Affiliates, (C) his services to the Company are special, unique and extraordinary, and (D) the restrictions in this Section 6 (x) are no greater than required to protect the Company’s legitimate protectable interests (including, without limitation, the Confidential Information and the Company’s goodwill), (y) do not impose undue hardship on the Executive, and (z) are reasonable in duration and geographic scope. Executive further acknowledges that (I) any breach or claimed breach of the provisions set forth in this Agreement shall not be a defense to enforcement of the restrictions set forth in this Section 6 and (II) the circumstances of the Executive’s termination of employment with the Company shall have no impact on his obligations under this Section 6.

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(g)          Blue Pencil. In the event the terms of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(h)         Tolling During Periods Of Breach. The Executive, Shake Shack and the Partnership agree and intend that the Executive’s obligations under this Section 6 be tolled during any period that the Executive is in breach of any of the obligations under this Section 6, so that the Company and each Affiliate of the Company are provided with the full benefit of the restrictive periods set forth herein.

(i)          Third Party Beneficiary. The Company and each Affiliate of the Company are intended third party beneficiaries of the terms of this Section 6 and shall have the right to enforce the provisions of this Section 6 as if they were a party hereto.

(j)          Survival. The Executive’s obligations under this Section 6 shall survive the termination of this Agreement and the termination of his employment with the Company.

7.           Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its Affiliates. The Executive may not assign the Executive’s rights or obligations under this Agreement to any individual or entity. This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

8.           Governing Law; Venue. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any principles of conflicts of law, whether of the State of New York or any other jurisdiction. Each of the parties hereto agrees that any legal action or proceeding with respect to this Agreement shall be brought exclusively in the state court of New York located in New York County, or the federal courts of the United States of America for the Southern District of New York, unless the parties to any such action or dispute mutually agree to waive this provision. By execution and delivery of this Agreement, each of the parties hereto irrevocably consents to service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized express carrier or delivery service, to the applicable party at his, her or its address referred to herein. Each of the parties hereto irrevocably waives any objection which he, she or it may now or hereafter have to the laying of venue of any of the aforementioned actions or proceedings arising out of or in connection with this Agreement, or any related agreement, certificate or instrument referred to above, brought in the courts referred to above and hereby further irrevocably waives and agrees, to the fullest extent permitted by applicable law, not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in any inconvenient forum. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.

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9.           Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10.         Notices. Any notice, request, claim, demand, document and other communication hereunder to any party hereto shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, to the following address (or at any other address as any party hereto shall have specified by notice in writing to the other party hereto):

(a)	If to the Company:

Shake Shack Inc.

225 Varick Street, Suite 301

New York, NY 10014

Attn: Ronald Palmese, Jr., General Counsel

Email: rpalmese@shakeshack.com

Phone: 646-747-7241

(b)         If to the Executive, at the address set forth on the signature page hereto.

11.         Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

12.         Entire Agreement. The terms of this Agreement (together with any other agreements and instruments contemplated hereby or referred to herein) is intended by the parties hereto to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement (including, without limitation, any term sheet or offer letter or the Original Employment Agreement). The parties hereto further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

13.         Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and a duly authorized officer of Shake Shack and the Partnership and approved by the Board, which expressly identifies the amended provision of this Agreement. By an instrument in writing similarly executed and approved by the Board, the Executive or a duly authorized officer of Shake Shack or the Partnership may waive compliance by the other party or parties hereto with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure to comply or perform. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

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14.          No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

15.          Construction. This Agreement shall be deemed drafted equally by both of the parties hereto. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party hereto shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) ”includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Persons referred to may require.

16.          Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

17.         Withholding. The parties acknowledge that, for so long as the Executive continues to hold membership interests in the Partnership, all compensation payments made to or on behalf of the Executive pursuant to this Agreement, including but not limited to salaries, bonuses, equity-based compensation, Company-paid benefits, professional services paid for by the Company on behalf of the Executive, and Tax Gross-Up Payments are expected to be treated for income tax reporting purposes as guaranteed payments under Section 707(c) of the Code. Accordingly, the Company will not withhold from any amounts payable under this Agreement any federal, state, local or foreign taxes during the period that the Executive continues to hold membership interests in the Partnership, subject to the requirements of any applicable laws or regulations as in effect from time to time. If at the time that the Executive exercises any stock options that have been issued to him by Shake Shack or receives any payments under Performance Stock Unit Award Agreements entered into between the Executive and Shake Shack while he owns equity interests in the Partnership, any income required to be reported by him shall be reported by the Company on the applicable tax forms required under law. If, during the Term, the Executive were to cease owning any membership interests in the Partnership, then any payments made thereafter by the Partnership under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Partnership under applicable law.

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18.          Absence of Conflicts; Executive Acknowledgement; Confidentiality. The Executive hereby represents that from and after the Effective Date the performance of the Executive’s duties hereunder will not breach any other agreement to which the Executive is a party. The Executive acknowledges that the Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company or any of its Affiliates other than those contained in writing herein, and has entered into this Agreement freely based on the Executive’s own judgment. The Executive agrees not to disclose the terms or existence of this Agreement to any Person unless the Company agrees to such disclosure in advance and in writing; provided that the Executive may, without such permission, make such disclosures as are required by applicable law, including disclosures to taxing agencies, and disclose the terms of this Agreement to the Executive’s attorney(s), accountant(s), tax advisor(s), and other professional service provider(s), and to members of the Executive’s immediate family, as reasonably necessary; provided, further, that the Executive instructs such Person(s) that the terms of this Agreement are strictly confidential and are not to be revealed to anyone else except as required by applicable law.

19.          Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto which shall have accrued prior to such expiration or termination (including, without limitation, pursuant to the provisions of Section 6 hereof).

20.         Section 409A.

(a)          General. The parties hereto acknowledge and agree that any amounts payable hereunder are intended to be exempt from Section 409A, but that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to the Executive under Section 409A, the Company reserves the right, subject to the Executive’s written consent, such consent not to be unreasonably withheld, to (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Company; and/or (ii) take such other actions as the Company determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder (the “Corrective Actions”). The Company will be responsible for all costs and fees associated with making the Corrective Actions.

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(b)          Certain Payments under Section 409A. Notwithstanding any provision to the contrary in this Agreement: (i) no amount shall be payable pursuant to Section 5(b) unless the termination of the Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) for purposes of Section 409A, the Executive’s right to receive installment payments pursuant to Section 5(b) shall be treated as a right to receive a series of separate and distinct payments; and (iii) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year. Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which the Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s termination benefits shall not be provided to the Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (B) the date of the Executive’s death; upon the earlier of such dates, all payments deferred pursuant to this sentence shall be paid in a lump sum to the Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

(c)          Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments of “nonqualified deferred compensation” (within the meaning of Section 409A) due under this Agreement as a result of the Executive’s termination of employment are subject to the Executive’s execution, delivery and non-revocation of a Release, (i) the Company shall deliver the Release to the Executive within seven (7) days following the Date of Termination, and (ii) if the Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes his acceptance of the Release thereafter, the Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release. For purposes of this Section 20(c), “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to the Executive, or, in the event that the Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of the Executive’s termination of employment are delayed pursuant to Section 5(b) and this Section 20(c), such amounts shall be paid in a lump sum on the first payroll date to occur on or after the 60th day following the Date of Termination, provided that, as of such 60th day, the Executive has executed and has not revoked the Release (and any applicable revocation period has expired).

21.          Compensation Recovery Policy. The Executive acknowledges and agrees that, to the extent the Company adopts any clawback or similar policy pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, and any rules and regulations promulgated thereunder, he shall take all action necessary or appropriate to comply with such policy (including, without limitation, entering into any further agreements, amendments or policies necessary or appropriate to implement and/or enforce such policy).

22.          Legal Fees. The Executive’s reasonable, documented attorney’s fees and expenses actually incurred in connection with the review and negotiation of this Agreement shall be paid or reimbursed by the Company.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Employment Agreement on the date and year first above written, effective as of the Effective Date.

SHAKE SHACK

SHAKE SHACK INC.

BY:
Name: Ronald Palmese Jr.
Title: Senior Vice President, General Counsel

PARTNERSHIP

SSE HOLDINGS, LLC

BY:
Name: Ronald Palmese Jr.
Title: Senior Vice President, General Counsel

EXECUTIVE

BY:
Randall Garutti

EXHIBIT A

GROSS UP SCHEDULE

Annual Gross-Up Amount

On an annual basis, a preliminary gross-up amount will be determined based upon estimates of the various components of the Executive’s compensation, such as base salary, the impact of self-employment tax, the loss of pre-tax benefits including medical, dental, flex spending, and commuter benefits, additional costs for tax compliance and other pre-tax benefits offered by the Company in a future period.

Below is a sample calculation based on 2018 base salary and benefit amounts (determined based on base salary, for the impact of self-employment tax, loss of certain pre-tax benefits and additional tax preparation fees) known at the beginning of the year.

	Employee	Partner	Difference
2018 base salary	$540,750	$540,750	$—
Less:
Medical	$(8,413)	$—	$8,413
Dental	$(1,165)	$—	$1,165
Flexible spending account	$(2,650)	$—	$2,650
Commuter benefits	$(1,573)	$—	$1,573
Insurance	$902	$—	$(902)
Taxable compensation	$527,851	$540,750	$(12,899)

Employer-paid portion – Medical	$—	$9,904	$9,904
Employer-paid portion – Dental	$—	$146	$146
Insurance	$—	$902	$902
Incremental tax preparation fees	$—	$3,000	$3,000
Total self-employment income	$527,851	$554,702	$(26,851)

Federal tax	$121,252	$118,394	$2,858
Self-employment/Social Security Tax	$13,693	$30,777	$(17,084)
Medicare tax	$2,501	$2,360	$141
State tax	$51,260	$50,402	$858
Total tax liability	$188,706	$201,933	$(13,227)

Tax rate			52.80%
2018 Annual Gross-up Amount			$28,023

The amount of the Annual Gross-Up Amount in this example was based on the following rates: Federal – 37%, NYS/City (resident state) – 12.7%, Self-employment tax and Medicare Surcharge -2.2% & .9%, respectively. These rates noted here are based on the 2018 tax rate tables and are subject to change based on the applicable rates at the time of payment, as well as the Executive’s residency at the time of payment. The Annual Gross-up Amount formula is equal to the “Net Out of Pocket as Partner” / (1- 52.80%).

Annually, in conjunction with the merit increase process, Executive’s designated tax advisors will prepare the estimate as outlined above (partner vs. employee comparison) using the known inputs of base salary, the impact of self-employment tax, loss of the pre-tax benefits and any other component of compensation as may be known at the time. This will be provided to the Company and the Company’s advisors for review. When agreed upon, the Annual Gross-Up Amount shall be payable throughout the year, in accordance with Section 3(h).

Special Item Gross-Up

In addition to the Annual Gross-up Amount, Special Gross-up Payments shall be computed for Special Items as defined in Section 3(i), which may include cash bonuses, deferred compensation payments, stock option exercises, vesting of restricted stock units and performance stock units.

The Special Gross-up Payment is intended to cover the assumed additional employer side of self-employment tax. The Special Gross-up Payment is computed using the “Special Gross-Up Percentage” as determined on an annual basis using the below methodology. For taxable year 2018, the Special Gross-up Percentage is 2.18%.

Self-employment tax rate	2.90%
“Haircut” on tax rate	92.35%
Benefit of deduction – “employer portion”	(0.50)%
“Special Gross-Up Percentage”	2.18%

These rates are subject to change, as applicable, and as presented are based on the 2018 Schedule SE Form 1040. The above rates not rounded to one decimal place are, 2.90%, 92.35%, and (0.4955%), respectively.

Annual Tax Equalization Computation

This is procedurally similar to the Annual Gross-Up Amount (discussed above), but will include all the final full year compensation and tax information included in the Executive’s filed tax returns. The computation will include as inputs the compensation that would have been paid if the Executive was an employee, as compared to the compensation the Executive is paid as a partner, to compute the True-up Payment. Compensation utilized in the computation should not include any Tax Gross-up Payments. Any partnership operating earnings/distributive share allocated to the Executive should not be included in the computation.